EXHIBIT G

OPINION

VALIDITY AND ENFORCEABILITY OF DEED OF GUARANTEE IN RESPECT OF AUSTRALIAN GOVERNMENT GUARANTEE OF STATE AND TERRITORY BORROWING

24 November 2009

To: The Commonwealth through the Department of the Treasury.
File reference: 09053359

OPINION

VALIDITY AND ENFORCEABILITY OF DEED OF GUARANTEE

1.	We have been asked to advise on the validity and enforceability of the Deed of Guarantee in Respect of State and Territory Borrowing (the 'Deed of Guarantee') dated 24 July 2009.

DEED OF GUARANTEE

2.	The Deed of Guarantee was signed by the Treasurer of the Commonwealth of Australia (the 'Commonwealth') on 24 July 2009 and subsequently posted on the http://www.stateguarantee.gov.au.

3.	Except as provided below, words defined in the Deed of Guarantee have the same meanings when used in this opinion letter.

4.	Under the Deed of Guarantee, the Commonwealth, amongst other things, guarantees to 'Beneficiaries' the payment by 'Those Guaranteed' of the 'Guaranteed Liabilities'.

5.
A Beneficiary is a person to whom a Guaranteed Liability is from time to time owed, but does not include an Issuing Entity, or any of Those Guaranteed, where the Guaranteed Liability in question was issued by or on behalf of, or is guaranteed by, the relevant State or Territory.

6.	The expression 'Those Guaranteed' means each of the Australian States, the Northern Territory and the Australian Capital Territory. The expression 'Issuing Entity' means:

	a)	the New South Wales Treasury Corporation;

	b)	the Treasury Corporation of Victoria;

	c)	the Queensland Treasury Corporation;

	d)	the Western Australian Treasury Corporation;

	e)	the South Australian Government Financing Authority;

	f)	the Tasmanian Public Finance Corporation; and

	g)	the Australian Capital Territory.

7.
The expression 'Guaranteed Liability' means a liability of Those Guaranteed in relation to an Existing Bond Line or a New Bond Line that is the subject of an Eligibility Certificate and is issued on or before the Final Issuance Date.  The expressions 'Existing Bond Line' and 'New Bond Line' have the meanings given to them in the rules for the Australian Government Guarantee of State and Territory Borrowing Scheme (the 'Scheme Rules').  An Eligibility Certificate is a certificate issued in accordance with the Scheme Rules.

8.
Under the Deed of Guarantee, the Commonwealth also separately undertakes to pay a Guaranteed Liability whenever Those Guaranteed do not pay any Guaranteed Liability on the date on which it becomes due and payable, upon a valid claim being made by a Beneficiary in accordance with the Scheme Rules and following the expiry of any applicable grace period.

9.	The benefit of the guarantee and other undertakings under the Deed of Guarantee inure to the benefit of each Beneficiary and its administrators, successors and assigns.

10.	The Deed of Guarantee is expressed to come into effect on 24 July 2009.

11.
Without prejudice to certain accrued rights, the Deed of Guarantee terminates at midnight on the date which is one hundred and eight-six calendar months after the Final Issuance Date.  However, the Guarantor may extend this date of termination at any time prior to termination in accordance with the Scheme Rules.

12.
Without prejudice to the interests of Beneficiaries in respect of any subsisting Guaranteed Liability (except insofar as the amendment is required by law), the Commonwealth may also amend the terms of the Deed of Guarantee at any time at its discretion by publishing such amendment on the website referred to in the Deed of Guarantee.

13.	The Deed of Guarantee is governed by, and is to be construed in accordance with, the law of the Australian Capital Territory.

14.	Prior to the execution of the Deed of Guarantee by the Treasurer, all necessary approvals and authorizations were obtained under the Financial Management and Accountability Regulations 1997 (Cth).

OPINION

15.	The opinion of the Australian Government Solicitor is that:

	1)	the undertakings by the Commonwealth under the Deed of Guarantee are valid and legally binding obligations of the Commonwealth;

	2)	the execution of the Deed of Guarantee was not in violation of any Australian law;

	3)	except as expressly stated in the Deed of Guarantee, the undertakings given by the Commonwealth under the Deed of Guarantee are unconditional;

	4)	the Commonwealth's obligations under the Deed of Guarantee rank on an equal footing with its other debts and financial obligations;

	5)	the Commonwealth's obligations under the Deed of Guarantee are enforceable in an Australian court of competent jurisdiction;

	6)	in any suit the Commonwealth would not be entitled to any defence based on Crown or sovereign immunity;

7)
a judgment obtained in a foreign court in relation to the Deed of Guarantee would be enforceable in certain Australian courts under the Foreign Judgments Act 1991 (Cth), subject to the conditions set out in that Act, and under the common law, subject to Australian private international law rules;

8)
the payment of claims under the Deed of Guarantee in accordance with the Scheme Rules would be authorized by the standing appropriation for the payment of claims under the Deed of Guarantee in accordance with the Scheme Rules contained in the Guarantee of State and Territory Borrowing Appropriation Act 2009 (Cth);

	9)	the payment of claims under the Deed of Guarantee in accordance with the Scheme Rules would otherwise be valid.

16.	Our conclusions are limited to Australian law and we express no view about the validity of the Deed of Guarantee under foreign law or its enforceability in courts other than Australian courts.

17.	The matters attested to in this opinion are current only as at the date of this opinion.

RELIANCE

18.
This opinion is furnished to the Commonwealth for the benefit of Those Guaranteed, Issuing Entities and Beneficiaries, and their administrators, successors and assigns, in connection with a Guaranteed Liability.  Without our prior written consent, this opinion may not be used by, or assigned to, any other person for any purpose.

CONSENT

19.	We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Schedule B to be filed by the Commonwealth with the Commission on the date hereof.

We also consent to the reference to Australian Government Solicitor under the heading “Validity of the Guarantee” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the US Securities Act of 1933 or the rules and regulations of the Commission.

/s/ Australian Government Solicitor

Australian Government Solicitor